UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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EPICEPT CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CONTACTS

EpiCept Corporation:

777 Old Saw Mill River Road

Tarrytown, NY 10591

Robert W. Cook

(914) 606-3500

rcook@epicept.com

Media:

Feinstein Kean Healthcare

Greg Kelley

(617) 577-8110

gregory.kelley@fkhealth.com

Investors: LHA Kim Sutton Golodetz (212) 838-3777 kgolodetz@lhai.com or Bruce Voss (310) 691-7100 bvoss@lhai.com

EPICEPT ISSUES NOTICE OF SPECIAL MEETING OF STOCKHOLDERS ON AUGUST 6 TO APPROVE IMPORTANT ASPECTS OF THE PROPOSED MERGER WITH IMMUNE PHARMACEUTICALS

POSITIVE VOTE REQUIRED TO ENABLE MERGER CLOSING

TARRYTOWN, N.Y. (June 20, 2013) — EpiCept Corporation (Nasdaq OMX Stockholm and OTCQX: EPCT) today issued notice that stockholders of EpiCept are invited to the Special Meeting of Stockholders (the “Special Meeting”) to be held on August 6, 2013 at 11:00 a.m. Eastern Daylight Time at the Company’s offices at 777 Old Saw Mill River Road, Tarrytown, NY 10591.

EpiCept stockholders of record at the close of trading on June 11, 2013 (the “Record Date”) are entitled to vote at the Special Meeting.

On or about June 19, 2013, EpiCept began mailing to its stockholders a proxy statement and an accompanying proxy card, as well as instructions on how to vote their shares by mail, by telephone or online.  If you are an EpiCept stockholder of record and do not receive a notice, please contact Mr. Robert Cook at +1 (914) 606-3500.

Conditions to Closing the Merger

The merger is subject to certain conditions as set forth in the Merger Agreement.  In the event that any one of those conditions remains unsatisfied and the merger has not been completed on or before September 15, 2013, subject to certain exceptions, the Merger Agreement may be terminated by either party.  In addition to the required stockholder approval of Proposals 1 and 2 discussed below, the conditions to the merger include, but are not limited to, completing a private placement of EpiCept or Immune securities resulting in gross proceeds of at least $2.5 million, obtaining all required governmental authority approvals and filing the Certificates of Amendment with the Secretary of State of the State of Delaware.  Importantly, Immune recently completed private placements of its equity securities resulting in gross proceeds of approximately $3.5 million, thus fulfilling one of the merger requirements; the remaining conditions to the merger other than EpiCept stockholder approval of Proposals 1 and 2 are expected to be met by the time of the merger closing.

Items to be Discussed during the Special Meeting:

The matters to be discussed and voted upon at the Special Meeting of Stockholders relate to the proposed consummation of a merger between EpiCept’s Israeli subsidiary and Immune Pharmaceuticals Ltd. in which EpiCept Corporation will issue shares of its common stock to Immune shareholders in exchange for all of the outstanding shares of Immune, with EpiCept stockholders retaining approximately 19% ownership of EpiCept and Immune shareholders receiving approximately 81%, calculated on an adjusted fully diluted basis, with certain exceptions.

Stockholders are not being asked to vote upon the merger or the Merger Agreement.  Rather, stockholders are being asked to consider and vote upon proposals amending EpiCept’s Certificate of Incorporation to effect a reverse stock split and to change the company’s name to “Immune Pharmaceuticals Inc.”  In addition, stockholders are being asked to grant discretionary authority to adjourn the Meeting if necessary to solicit additional proxies to approve the first two proposals.  Approval of the first two proposals is a prerequisite to consummation of the merger.

The Board of Directors is unanimously recommending the merger because it believes that following the merger, the combined company will provide EpiCept’s stockholders with a broad, attractive portfolio of product candidates that address unmet medical needs and have significant market potential.

Item One:

The first item to be discussed at the Special Meeting is to amend EpiCept’s Certificate of Incorporation to effect a reverse stock split of the outstanding common stock at a ratio of one for forty (1:40), subject to adjustment as described below.

EpiCept’s Certificate of Incorporation currently authorizes the issuance of 225,000,000 shares of common stock, $0.0001 par value.  On the Record Date, without taking into consideration the reverse stock split, the Company had 113,754,030 shares of common stock issued and outstanding.

EpiCept’s Board of Directors has unanimously adopted a resolution approving an amendment to the Certificate of Incorporation to, among other things, effect a reverse stock split of the Company’s common stock any time prior to the first anniversary of its approval by the stockholders at a ratio of one for forty (1:40), subject to an adjustment not to exceed 25%, as reasonably determined by the Board of Directors to be in the best interest of EpiCept stockholders. Pursuant to the Merger Agreement, the timing of the reverse stock split must be prior to the closing of the merger.  The Board has determined that, if approved, the reverse stock split would occur immediately prior to the closing of the merger.  If the Merger Agreement is terminated, EpiCept will not effect the reverse split.

The reverse split should cause an increase in the price per share of EpiCept’s common stock, which would be a requirement for having its shares listed in the future for trading on a national securities exchange in the United States.  The Company believes that achieving such a listing should benefit stockholders by increasing the liquidity of its common stock and making it easier for the Company to raise capital in the future through offerings of common stock directly, including from retail investors.  Further, because the number of authorized shares following the reverse split will remain at 225,000,000, EpiCept will have a sufficient number of shares of common stock to consummate the merger.  There can be no assurances that the Company will be able to apply successfully for listing its common stock on any of the national securities exchanges, even if the reverse split is approved and the merger effectuated.

To avoid the existence of fractional shares of common stock after the reverse stock split, fractional shares that would be created as a result of the reverse stock split will be rounded up to the next whole share.

Vote Required

The affirmative vote of the holders of shares representing a majority of the Company’s 113,754,030 outstanding shares of common stock (as of the Record Date) is required to approve the amendment to the Certificate of Incorporation to effect the reverse stock split.  Abstentions and broker non-votes will have the effect of a vote against the proposal.

The Board of Directors unanimously recommends a vote in favor of amending EpiCept’s Certificate of Incorporation to effect a reverse stock split of the outstanding common stock at a ratio of one for forty (1:40), subject to an adjustment not to exceed 25% at the discretion of the Board of Directors.

Item Two:

The second item to be discussed is to amend EpiCept’s Certificate of Incorporation to change the Company’s name to “Immune Pharmaceuticals Inc.”

EpiCept’s Board of Directors has unanimously adopted a resolution approving an amendment to the Certificate of Incorporation to, among other things, change the name of the Company to “Immune Pharmaceuticals Inc.”  If approved, this proposal would permit EpiCept to change its name from “EpiCept Corporation” to “Immune Pharmaceuticals Inc.” effective upon completion of the merger.  Under the Merger Agreement, EpiCept has agreed as a condition of closing the merger to change its corporate name and to file a Certificate of Amendment with the Secretary of State of the State of Delaware in order to effectuate such name change.  If the merger is not consummated or the Merger Agreement is terminated, the name change will not occur.

Vote Required

The affirmative vote of the holders of shares representing a majority of EpiCept’s 113,754,030 outstanding shares of common stock (as of the Record Date) is required to approve the amendment to the Certificate of Incorporation to effect the name change.  Abstentions and broker non-votes will have the effect of a vote against the proposal.

The Board of Directors unanimously recommends a vote in favor of amending EpiCept’s Certificate of Incorporation to change the Company’s name to “Immune Pharmaceuticals Inc.”

Item Three:

The third item to be discussed is to grant discretionary authority to the persons named as proxies to adjourn the Special Meeting if necessary to solicit additional proxies in the event there are insufficient votes to approve Proposals 1 and 2.

The Board of Directors has approved the submission to the stockholders of a proposal to grant discretionary authority to the persons named as proxies to adjourn the Special Meeting in the event that there are not a sufficient number of votes at the Special Meeting to approve Proposals 1 and 2.  In order to permit proxies that have been timely received to be voted for an adjournment, EpiCept is submitting this proposal as a separate matter for stockholder consideration.  If it is necessary to adjourn the Special Meeting and the adjournment is for a period of less than 30 days, no notice of the time or place of the reconvened meeting will be given to stockholders, other than an announcement made at the Special Meeting.

Vote Required

The affirmative vote of a majority of the votes cast at the Special Meeting, in person or by proxy is required for approval of the proposal to grant discretionary authority to the persons named as proxies to adjourn the Special Meeting to solicit additional proxies in the event that there are not a sufficient number of votes at the Special Meeting to approve Proposals 1 and 2. Abstentions and broker non-votes will have no effect on the voting on the proposal.

The Board of Directors unanimously recommends a vote in favor of the grant of discretionary authority to the persons named as proxies to adjourn the Special Meeting to solicit additional proxies in the event there are insufficient votes to approve Proposals 1 and 2.

Documents:

Stockholders may obtain copies of EpiCept’s Proxy Statement for the Special Meeting on its website at www.epicept.com.

Copies of the Proxy Statement will also be available at the Special Meeting.

About EpiCept Corporation

EpiCept is focused on the development and commercialization of pharmaceutical products for the treatment of pain and cancer. The Company’s pain portfolio includes AmiKet™, a prescription topical analgesic cream in late-stage clinical development designed to provide effective long-term relief of pain associated with peripheral neuropathies.  The Company’s product Ceplene®, when used concomitantly with low-dose IL-2 is intended as remission maintenance therapy in the treatment of AML for adult patients who are in their first complete remission.  The Company sold all of its rights to Ceplene® in Europe and certain Pacific Rim countries and a portion of its remaining Ceplene® inventory to Meda AB in June 2012.    The Company has other oncology drug candidates in clinical development that were discovered using in-house technology and have been shown to act as vascular disruption agents in a variety of solid tumors.  In November 2012 EpiCept and Immune Pharmaceuticals Ltd., a privately held Israeli company, entered into a definitive merger agreement.   The transaction, as amended, is anticipated to close during the third quarter of 2013 and is subject to satisfaction of certain customary closing conditions, including approval by a majority of EpiCept shareholders.  The combined company will be focused on developing antibody therapeutics and other targeted drugs for the treatment of inflammatory diseases and cancer.

About Immune Pharmaceuticals Ltd.

Immune Pharmaceuticals Ltd. is an Israel and U.S.-based biopharmaceutical company focused on the development of next-generation antibody therapeutics to address unmet medical needs in the treatment of inflammatory diseases and cancer. Immune licensed worldwide rights for systemic indications of bertilimumab from iCo Therapeutics (TSX: ICO) in June 2011, while iCo retained rights to all ophthalmic indications. iCo originally licensed exclusive worldwide rights to bertilimumab in 2006 from MedImmune Limited (formerly known as Cambridge Antibody Technology Limited), the global biologics unit of AstraZeneca. Additionally, Immune has licensed from Yissum, the Technology Transfer Company of the Hebrew University of Jerusalem, injectable applications of the antibody nanoparticle conjugate technology

(NanomAbs®) developed by Prof. Shimon Benita.  For more information, visit the Immune website at www.immunepharmaceuticals.com.

Forward-Looking Statements

This news release and any oral statements made with respect to the information contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal” or the negative of those words or other comparable words to be uncertain and forward-looking.  Such forward-looking statements include statements that express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include: the risk that we may be unable to complete the proposed merger transaction with Immune Pharmaceuticals; the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern; the risks associated with our ability to continue to meet our obligations under our existing debt agreements; the risk that clinical trials for AmiKet™ or crolibulin™ will not be successful; the risk that AmiKet™, Azixa® or crolibulin™ will not receive regulatory approval or achieve significant commercial success; the risk that we will not be able to find a partner to help conduct the Phase III trials for AmiKet™ on attractive terms, a timely basis or at all; the risk that Ceplene® will not receive regulatory approval or marketing authorization in the United States or Canada; the risk that Ceplene® will not achieve significant commercial success; the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later-stage clinical trials; the risk that we will not obtain approval to market any of our product candidates; the risks associated with dependence upon key personnel; the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in our periodic reports, including our reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in our filings which are available at www.sec.gov or at www.epicept.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors.

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